Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com)
	(518) 452-1242	(212) 827-3773
38 Corporate Circle
Albany, NY 12203
www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS

Company reports net income of $11.7 million for the Fourth Quarter

Albany, NY, March 5, 2015 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its fourth quarter and fiscal year ended January 31, 2015. For the thirteen weeks ended January 31, 2015 (“Fourth Quarter”), the Company reported net income of $11.7 million, or $0.37 per diluted share as compared to a net income of $12.5 million, or $0.39 per diluted share, for the same period last year. Comparable store sales for the Fourth Quarter were flat compared to the same quarter last year.

“There were several highlights for the quarter,” commented Mike Feurer, Company CEO. “Our flat comp sales were driven by the combined trend and electronics categories, which delivered a comparable store increase of over 21% and represented over 30% of the total sales volume. While there is much work to be done, the flat comp represents our best fourth quarter comp performance in a number of years. In addition to the sales performance, we improved our gross margin 120 basis points and reduced our year-end inventory investment by $23.8 million or 15.8% from the prior year,” Mr. Feurer added.

Total sales for the Fourth Quarter decreased 8.8% to $126.9 million compared to $139.2 million in 2013. At the end of the quarter, the Company operated 310 stores compared to 339 stores last year, a decline of 8.6%.

Gross profit for the Fourth Quarter was $46.6 million, or 36.7% of sales, as compared to $49.4 million, or 35.5%, of sales for the fourth quarter last year. The increase in gross profit as a percentage of sales was primarily due to increased margin rate in the majority of our categories.

Selling, general and administrative expenses (“SG&A expenses”) decreased 6.3% for the Fourth Quarter to $33.1 million compared to $35.3 million for the same period last year. As a percentage of sales, SG&A expenses were 26.0% in the Fourth Quarter compared to 25.4% for the fourth quarter last year.

For the 52 weeks ended January 31, 2015 (“Fiscal 2014”), the Company reported net income of $1.8 million, or $0.06 per diluted share, as compared to net income of $8.3 million, or $0.25 per diluted share for the 52 weeks ended February 1, 2014 (“Fiscal 2013”).

For Fiscal 2014, comparable store sales were down 1.0% as compared to Fiscal 2013. Total sales for Fiscal 2014 decreased 8.9% to $358.5 million, compared to $393.7 million for Fiscal 2013. During Fiscal 2014, the Company operated an average of 329 stores compared to 354 stores in Fiscal 2013, a reduction of 7.1%.

Gross profit for Fiscal 2014 was $135.9 million, or 37.9% of sales, compared to $147.9 million, or 37.6%, of sales for Fiscal 2013. For Fiscal 2014, SG&A expenses decreased 4.2% to $128.2 million compared to $133.8 million in Fiscal 2013. As a percentage of sales, SG&A expenses were 35.8% in fiscal 2014 compared to 34.0% in Fiscal 2013.

Inventory was $126.4 million, or $70 per square foot, at the end of Fiscal 2014, versus $150.2 million, or $74 per square foot, at the end of Fiscal 2013. Cash on hand at the end of Fiscal 2014 was $118.5 million, compared to $131.0 million at the end of Fiscal 2013.

“Our focus on inventory management continues to help drive our cash flow from operations.” Mr. Feurer added. “We have returned approximately $20 million to our shareholders over the last 12 months through the payment of a special dividend and the repurchase of Company shares.”

During the Fourth Quarter, the Company repurchased 297,349 shares of common stock at an average price of $3.33 per share. Since the inception of the program, the Company has repurchased 1,573,818 shares of common stock at an average price of $3.86 per share. The Company has approximately $16.0 million available for purchase under its repurchase program.

Trans World will host a teleconference call today, Thursday, March 5, 2015, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States, the District of Columbia and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

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TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Thirteen Weeks Ended				Fiscal Year Ended
	January 31,	% to	February 1,	% to	January 31,	% to	February 1,	% to
	2015	Sales	2014	Sales	2015	Sales	2014	Sales

Net sales	$126,910		$139,186		$358,490		$393,659

Cost of sales	80,350	63.3%	89,825	64.5%	222,572	62.1%	245,755	62.4%
Gross profit	46,560	36.7%	49,361	35.5%	135,918	37.9%	147,904	37.6%

Selling, general and administrative expenses	33,058	26.0%	35,284	25.4%	128,237	35.8%	133,801	34.0%

Depreciation and amortization	1,313	1.0%	1,015	0.7%	3,906	1.0%	3,728	1.0%
Income from operations	12,189	9.7%	13,062	9.4%	3,775	1.1%	10,375	2.6%

Interest expense, net	452	0.4%	480	0.4%	1,881	0.5%	1,930	0.5%

Income before income taxes	11,737	9.2%	12,582	9.0%	1,894	0.5%	8,445	2.1%
Income tax expense	—	0.1%	49	0.0%	116	0.0%	168	0.0%

Net income	$11,737	9.2%	$12,533	9.0%	$1,778	0.5%	$8,277	2.1%

Basic income per common share:

Basic income per share	$0.37		$0.39		$0.06		$0.25

Weighted average number of common shares outstanding - basic	31,431		32,314		31,744		32,584

Diluted income per common share:

Diluted income per share	$0.37		$0.39		$0.06		$0.25

Weighted average number of common shares outstanding - diluted	31,542		32,541		31,897		32,862

SELECTED BALANCE SHEET CAPTIONS:	January 31,	February 1,
(in thousands, except store data)	2015	2014

Cash and cash equivalents	$118,537	$131,002
Merchandise inventory	126,378	150,167
Fixed assets (net)	15,769	11,592
Accounts payable	63,527	77,625
Borrowings under line of credit	—	—
Long-term capital lease obligations, less current portion	—	938

Stores in operation, end of period	310	339
Stores in operation, average during the period	329	354
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